Exhibit 10.17a

AMENDMENT AGREEMENT

This Amendment Agreement (“Amendment”) is made as of this 22nd day of October, 2003, by and between Omnicell, Inc., a Delaware corporation, as successor to Omnicell Technologies, Inc., a California corporation (“Seller”), and General Electric Capital Corporation, a Delaware corporation, as successor to General Electric Company, a New York corporation (“Purchaser”).

Recitals of Fact

A.  The parties hereto have entered into a Program Agreement, executed on June 4, 1999, and June 7, 1999 (the “Program Agreement”), by Seller and Purchaser, respectively; and

B.  It was the original intent of the parties to the Program Agreement that the sales from the Seller to the Purchaser under the Program Agreement constitute nonrecourse true sales of equipment, leases, and receivables under such leases, and in particular that the sale of equipment lease receivables constitute a true sale of receivables for purposes of FAS 140 (or its predecessor FAS 125).  Each of the parties now wishes to rectify and amend, effective as of June 7, 1999, the terms and conditions of the Program Agreement which are inconsistent with this original intent of the parties, so as to clarify the nonrecourse true sale nature of the sales from the Seller to the Purchaser.  This recital as to intent does not, however, override the express terms of the Program Agreement as amended by this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree to amend the Purchase Agreement as follows:

1.             Definitions.  Unless otherwise defined herein, the defined terms used herein shall have the same meanings set forth in the Program Agreement.  All references in the Program Agreement to “GE” shall be deemed to refer to “Purchaser.”

2.             Amendments.

(a)           Exhibit A to the Program Agreement is hereby deleted in its entirety.

(b)           Each of Section 1(e), 1(h), 1(m), 1(r), 2, 4, 6, 7, 9, 10, 14(g), 14(i), 14(j), 14(k), 14(l), 14(o), 14(s), 16, 19, and 20 of the Program Agreement is hereby deleted in its entirety and replaced by the new Section 1(e), 1(h), 1(m), 1(r), 2, 4, 6, 7, 9, 10, 14(g), 14(i), 14(j), 14(k), 14(l), 14(o), 14(s), 16, 19, and 20, respectively, set forth below:

Section 1.e:

“e.           ‘Default by OMNICELL’ means (i) a material breach by OMNICELL of any representation or warranty in this Agreement as of the date such representation or warranty was made or reaffirmed; or (ii) a material breach by OMNICELL of any covenant of this Agreement, which breach is not cured within 30 days after written notice to OMNICELL; or (iii) a material default of any agreement by which OMNICELL is bound in connection with a Transaction or Service Agreement which leads to a

Customer’s failure to pay GE, and such failure to pay has a reasonable opportunity of being adjudicated as a justifiable non-payment because of OMNICELL’s breach.”

Section 1.h:

“h.           ‘Lease’ means a Schedule and, to the extent incorporated therein, the related Master Rental Agreement, between OMNICELL and a Customer, which have subsequently been assigned to GE, for a specified term during which GE shall be the owner of the relevant Equipment (not the Software) and the Customer shall be allowed the use of such Equipment and related Software; provided, however, that in the event that the Customer enters into a combined “Master Rental and Service Agreement,” or any similar document in which there are obligations to make payments for both (a) the lease of a System and (b) the provision of related services, the term “Lease” shall refer to such combined agreement only insofar as it relates to the lease of equipment and software, and not the provision of service, maintenance and updated versions of existing Software capabilities.”

Section 1.m:

“m.          “Purchase Price” means the amount funded by GE to OMNICELL based on the discounted rental payments of the Lease.”

Section 1.r:

“r.            “Transaction” means the lease of a System by OMNICELL in the form of a Lease or other product offered under the Program, but does not include any servicing.”

Section 2:

“2.           ORIGINATING TRANSACTIONS.  OMNICELL agrees that during the term of this Agreement, OMNICELL will refer GE to its Customers as the entity that will finance the Customer’s acquisition of the System; provided that nothing contained herein shall (a) require OMNICELL to offer financing options through GE to any prospective customer who has requested that another company finance such customer’s acquisition of a System or who has not requested financing or (b) impair OMNICELL’s ability to seek third party financing for any prospective customer whose Application has been declined by GE, nor will it require OMNICELL to propose GE as a funding source in Transactions where the Customer is not a hospital.  GE will be given first right of refusal on all new Transactions where the Customer is a hospital and has a Customer Credit Rating Category of “A”.  In cases where the hospital is adding to an existing Lease, OMNICELL reserves the right to place that Schedule with the original financing company.”

Section 4:

“4.           REVIEW.  OMNICELL will, prior to document preparation, provide the name, address and Taxpayer Identification Number of the prospective Customer to GE.  GE will attempt to complete its review based upon publicly available information.  If insufficient information is publicly available, in the reasonable determination of GE, then GE may request that OMNICELL obtain additional reasonable credit information directly from the Customer and will notify OMNICELL within two (2) business days of its receipt of the name, address and Taxpayer ID number of the prospective Customer if such additional information is needed.  To the extent they may legally do so, OMNICELL representatives will assist in providing any credit information regarding a prospective Customer which is reasonably requested by GE.  Upon receipt thereof, GE will review and either approve or reject the Customer, at GE’s sole discretion, and will notify OMNICELL of its determination and of the customer credit rating category (as shown on Exhibit “E”), if applicable, to which it has assigned the prospective Customer.  It is anticipated that seventy-five percent (75%) of Customer Credit Rating Category, as a proportion of total dollar volume, will be classified as “A” or “B”.  Should the actual percentage fall below this percentage, then the Relationship Managers will meet to discuss changes to this Agreement they deem necessary to achieve this target.  GE will complete its review (i) within three (3) business days after receipt of all information required to complete such review where the Transaction size is under $250,000; within five (5) business days in the case of any Transaction where the Transaction size is between $250,000 and $2,000,000 and within ten (10) business days in the case of any Transaction where the Transaction size is over $2,000,000 and (ii) as soon as practicable and in no event later than ten (10) business days after receipt of all information required to complete such review in the case of any Transaction where the prospective Customer is a non-hospital healthcare provider.  If GE fails to meet these time frames on a Transaction, then OMNICELL may take that specific Transaction to another financing source.  GE may suggest alternative financing structures which enable it to approve an Application. OMNICELL will advise the Customer of the approval or rejection of the proposed Transaction, and will deliver to GE the Final Document Package for each approved Transaction.  GE will provide any notice required to be sent to a prospective Customer under the Equal Credit Opportunity Act and/or Regulation “B” or other applicable statute or regulation in the event of a rejected Application.”

Section 6:

“6.           FUNDING.  Provided that GE has not revoked its approval of a Transaction pursuant to Section 5, GE will pay OMNICELL the Purchase Price of the Transaction, within five (5) business days (or such other period as the parties mutually agree in writing) following GE’s receipt of the Final Document Package.”

Section 7:

“7.           EQUIPMENT TITLES AND WARRANTIES.  (a) OMNICELL hereby (i) consents to the assignment to GE of and all warranty rights in connection with, the Equipment related to such Transaction, (ii) agrees that, upon the acceptance of the related System by the applicable Customer, it will deliver to GE a properly executed Bill of Sale in the form of Exhibit F, and (iii) agrees that GE will not be liable for any obligations of such Customer.  (b) OMNICELL will bear all risk of loss to the System until the date of its acceptance by the Customer.  (c) In the event any Customer returns or fails to accept any part of the System for any reason whatsoever prior to the date on which GE pays the Purchase Price to OMNICELL, GE may assign its rights to OMNICELL and thereafter will have no further liability to OMNICELL or to such Customer.”

Section 9:

“9.  SERVICE CONTRACTS.  (a) OMNICELL will offer service contracts to prospective Customers which provide for Systems service and maintenance and updated versions of existing Software capabilities (“Service Agreements”); provided, however, that in the event that the Customer enters into a combined “Master Rental and Service Agreement,” or any similar document in which there are obligations to make payments for both (A) the lease of a System and (B) the provision of related services, the term “Service Agreement” shall refer to such combined agreement only insofar as it relates to the provision such service, maintenance and updated versions of existing Software capabilities, and not the lease of equipment and software.  In the event that a prospective Customer agrees to enter into a Service Agreement, in conjunction with a Transaction, which OMNICELL would like GE to finance or bill and collect on OMNICELL’s behalf, then OMNICELL shall notify GE of such event and shall provide GE with a copy of the applicable Service Agreement.  Following consultation with OMNICELL, and provided OMNICELL has requested that GE do the following, and in any event within five (5) business days, GE shall, at its option, elect (i) to bill and collect the Service Agreement on behalf of OMNICELL at no charge to OMNICELL or (ii) fund OMNICELL an amount equal to payments due under the Service Agreement over its initial term discounted from the due date thereof to the date of payment at the Standard Rate.

(b) If GE elects to bill and collect the Service Agreement on behalf of OMNICELL, then GE shall provide its customary billing and collections services in connection with such Service Agreement and shall remit to OMNICELL all payments actually collected by GE with respect to such Service Agreement on or before the tenth day of each month following the month the money is collected.  In the event that any Customer makes a single payment to GE for amounts owed under the Transaction and amounts owed to OMNICELL under the Service Agreement and such payment is insufficient to pay in full the amounts then due to GE and OMNICELL, then GE shall either (A) apply such payment as directed by the applicable Customer (which direction may be solicited by GE within a reasonable time after receipt of such payment) or (B) deduct from the single payment its pro rata share of such payment based upon the amounts then due to GE and OMNICELL by such Customer, and remit the remaining amount to OMNICELL.  GE shall have no liability or responsibility to OMNICELL for any default by the applicable Customer under the applicable Service Agreement or for any monies related to Service Agreements which are not actually received by GE.

(c) In the event that (i) the Customer enters into a combined “Master Rental and Service Agreement,” or any similar document in which there are obligations to make payments for both (A) the lease of a System and (B) the provision of related services (a “Combined Lease”), and (ii) under such Combined Lease the Customer is obligated to make payments that are not broken down between rental payments and service payments, then for purposes of this Agreement, and specifically the definitions of “Lease” and “Service Agreement,” seventy-five percent (75%) of each such payment shall be deemed to relate to the lease of the System and twenty-five percent (25%) shall be deemed to relate to the provision of services.”

Section 10:

“10.         SYSTEM UPGRADES AND EARLY TERMINATIONS.  Notwithstanding anything to the contrary, OMNICELL reserves the right to enter into additional Leases with a Customer for whom GE has purchased other Leases.  (a) If any Customer notifies GE that it wishes to have GE finance the replacement of Equipment originally subject to a Transaction (the “Original Equipment”) with new Equipment (the “Upgrade Equipment”), or the original Software (“Original Software”) with Software which offers new capabilities (as opposed to an updated version of existing capabilities) (the “New Software”), GE will notify OMNICELL of the Customer’s request.  Following such notification, unless an Event of Cancellation has occurred and subject to credit approval, at GE’s sole discretion, GE will finance, pursuant to paragraph (c) below, the acquisition by such Customer of Upgrade Equipment and New Software (if applicable) which will replace, in whole or in part, the Original Equipment and Original Software (if applicable).

(b) [intentionally omitted]

(c) If the Upgrade Equipment and New Software (if applicable) replaces all or in part the Equipment and Software originally subject to the Transaction, that portion of the Net Book Value of the original Transaction pertaining to Equipment and Software which has not been replaced will be added to the Purchase Price of the Upgrade Equipment and New Software (if applicable) to determine the payments due during the remainder of the term of the new Transaction.  OMNICELL shall have no payment obligation to GE.

(d) If any Customer notifies GE that it wishes GE to finance its acquisition of Upgrade Equipment and New Software, GE will notify OMNICELL of the Customer’s request.  If (i) GE declines to finance the Customer’s acquisition of such Upgrade Equipment and New Software or (ii) Customer will no longer be using some or all of the Original Equipment and Original Software and GE will not allow the entire Net Book Value of the old Transaction to be refinanced under the new Transaction, GE will: (A) if GE declines to finance the Upgrade, permit the Customer to terminate the original Transaction without penalty upon the payment to GE of an amount equal to the Net Book Value of the applicable Transaction, or (B) in the case of the Customer not using some or all of the Original Equipment and Original Software, require, as a condition to the credit approval of the new Transaction, that the Customer terminate the original Transaction without penalty upon the payment to GE of an amount equal to the Net Book Value of the applicable Transaction or portion thereof that is not refinanced.  Upon receipt of the Net Book Value, GE will pass title to the Original Equipment to OMNICELL (if applicable) for one dollar ($1.00) free and clear of all liens attributable to GE, and reassign any financing statements related thereto.

(e) If any Customer notifies GE that it wishes to terminate any Transaction prior to its scheduled expiration date for any reason other than an upgrade, GE will notify OMNICELL of the Customer’s request.  Following such notification, GE will permit the Customer to terminate the applicable Transaction upon (i) the expiration of a thirty (30) day notice period and (ii) the payment to GE of an amount equal to the Net Book Value of the applicable Transaction, plus a fee for early termination of 5% of the amount funded if such termination occurs in the first year, 4% of the amount funded if such termination occurs in the second year, 3% of the amount funded if such termination occurs in the third year, 2% of the amount funded if such termination occurs in the fourth year and 1 % of the amount funded if such termination occurs in the fifth year.  Upon early termination, OMNICELL may purchase the related Equipment back from GE for one dollar ($1.00) free and clear of all liens attributable to GE.”

Section 14(g), (i), (j),(k), (l), (o) and (s):

“(g) OMNICELL will honor any agreements made or warranties given by OMNICELL under the Lease to any Customer in connection with such Transaction, provided they are in writing and duly executed.

(i) GE will have good title to the Equipment free and clear of all liens, claims, and encumbrances on the date it is accepted by a Customer, subject only to (a) the interest of the Customer under the Lease and (b) the interest of OMNICELL under this Agreement.

(j) Neither OMNICELL nor its agents have participated in or have any knowledge of any fraudulent act in connection with such Transaction.

(k) The System will be delivered to and accepted by the named Customer, properly installed and will be in good working order, condition and repair, conforming to specifications, reasonable wear and tear excepted, on the date title to said specific Equipment is transferred to GE.

(l) All credit or other information, reasonably relevant to a credit decision concerning the Customer, known to OMNICELL and which can be lawfully provided by OMNICELL to GE was disclosed to GE.

(o) The financial statements of OMNICELL delivered to GE from time to time fairly present the financial position of OMNICELL as of the dates thereof and the results of operations of OMNICELL for the periods covered thereby, all in conformity with generally accepted accounting principles applied on a consistent basis.

(s) If OMNICELL is a private company, OMNICELL will provide written notice of a material change in a material portion of its stock or asset ownership.”

Section 16:

“16.         REMARKETING ASSISTANCE.  (a) Upon the occurrence of a failure of a Customer to pay GE any amounts owed GE within sixty (60) days after the applicable due date, upon GE’s request and provided that GE has made the applicable Equipment legally available, OMNICELL will use commercially reasonable efforts to obtain physical possession of the System; provided further, that OMNICELL shall not be required to take any legal action or to commence any legal proceeding against the Customer to obtain possession.  GE shall promptly reimburse OMNICELL for all costs related to taking possession, including but not limited to deinstallation and transportation.

OMNICELL will then have a first right of refusal to purchase the Equipment at GE’s Net Book Value.  Should OMNICELL choose not to purchase the Equipment, OMNICELL will promptly provide GE with a written estimate of its costs of repair, refurbishment, insurance and remarketing (“Out-Of-Pocket Costs”).  If GE approves such Out-Of-Pocket Costs, OMNICELL will repair and refurbish the System, including replacing the existing Software configuration with its most recent available Software upgrades (if necessary), and attempt to remarket the System to a third party on a ninety (90) day basis during the Remarketing Period.  If the Equipment has not been remarketed by OMNICELL within the ninety (90) day period, GE and OMNICELL may agree to continue to have OMNICELL remarket the equipment for additional period(s) or GE shall be able to remarket the equipment itself.  GE will pay OMNICELL its previously approved Out-Of-Pocket Costs, but will not be obligated to pay Out-Of-Pocket Costs which exceed the estimated Out-Of-Pocket Costs by more than five percent (5%).  If GE does not approve such Out-Of-Pocket Costs, (i) OMNICELL shall have a right of first refusal to purchase the Equipment for an amount equal to GE’s Net Book Value, and (ii) if OMNICELL does not exercise such right of first refusal within ten (10) days after written notice from GE of such failure to approve the Out-Of-Pocket Costs, OMNICELL will promptly cause the System to be crated and safely delivered to a location selected by GE and GE will use commercially reasonable efforts to remarket the System and distribute the proceeds pursuant to this Agreement.

(b)           In performing its remarketing responsibilities hereunder: (i) OMNICELL will remarket the System on a non-discriminatory and non-priority basis, as compared to substantially similar used equipment and software owned by OMNICELL or another party to whom OMNICELL may be bound to provide remarketing assistance; (ii) OMNICELL will refurbish and upgrade the System and make available maintenance service to any subsequent purchaser or lessee of the Equipment and licensee of the Software at OMNICELL’s then current market rates; (iii) OMNICELL will grant a valid license to the Software to any subsequent purchaser or lessee of the Equipment upon such purchaser’s or lessee’s acceptance of OMNICELL’s standard software license agreement; (iv) OMNICELL will not permit any lien or encumbrance to attach to the System by or through OMNICELL, and will waive any right or claim to the Equipment which may arise in connection with its remarketing services; (v) OMNICELL will warrant that the System that is delivered to customers will be in good working order, condition and repair, conforming to specifications according to OMNICELL’s current warranty policy for used equipment and will meet all applicable governmental standards; and (vi) OMNICELL will not agree to any sales price or lease terms without GE’s prior approval.

(c)           If OMNICELL, GE, or any other party is able to remarket the System to a third party, subject to the terms of the applicable Lease and the UCC, if applicable, the Remarketing Proceeds will be distributed in the following manner: (i) first, to OMNICELL, to the extent not already paid or reimbursed by GE, an amount equal to the sum of (A) its approved Out-Of-Pocket Costs, and (B) any other costs of taking possession, including but not limited to deinstallation and transportation; (ii) second, to GE, an amount equal to the applicable Net Book Value; (iii) third, to OMNICELL, any excess Remarketing Proceeds.”

Section 19:

“19.         TERM AND TERMINATION.  This Agreement shall be effective upon execution by GE and OMNICELL and shall continue from such effective date for a period of five (5) years, unless sooner terminated by either party upon the occurrence of a Termination Event or without cause with ninety (90) days prior written notice.  Upon the expiration or termination of this Agreement, the obligations of the parties with respect to Transactions not funded by GE shall cease, but all obligations with respect to Transactions which have been funded by GE shall survive.  If this Agreement is terminated upon the occurrence of a Default by OMNICELL, GE’s sole remedy will be, as to Service Agreement payments purchased by GE, (i) to require OMNICELL to repurchase all remaining service fee payments owed to GE by a Customer under all Service Agreements materially adversely affected by said Termination Event discounted to the present value using the Standard Rate used when the applicable Service Agreement was purchased by GE or (ii) to exercise its rights under Section 14B.  Notwithstanding anything in this Agreement to the contrary, OMNICELL shall not be required to repurchase any rental payments under any Lease, which rental payments GE is unable to collect due to the insolvency, bankruptcy, or financial inability to pay of any Customer.”

Section 20:

“20.         ASSIGNMENT OF RIGHTS.  The rights and obligations of GE and OMNICELL under this Agreement may not be assigned without the prior written consent of the other party; provided that GE may without prior written consent assign any of its rights hereunder or under any Transaction to an affiliate or other entity in which a majority of the common stock is owned directly or indirectly by GE, and OMNICELL may without prior written consent assign any of its rights to payment hereunder to any party.  GE may, in its sole discretion, securitize or syndicate its rights under any Transaction.”

(c)           A new Section 14A shall be added to read as follows:

Section 14A:

“14A.      REPRESENTATIONS AND WARRANTIES OF OMNICELL REGARDING SERVICE AGREEMENTS.  OMNICELL hereby represents, warrants and covenants to GE, its permitted successors and assigns, as of the date hereof, of the Application and on each date that payments under a particular Service Agreement (an “Assigned Service Agreement”) are purchased by GE, that:

(a) OMNICELL is a duly organized and validly existing corporation in its state of incorporation and has full power to enter into this Agreement and to carry out the transactions contemplated hereby.

(b) The execution and delivery of this Agreement and the performance by OMNICELL of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

(c) This Agreement constitutes a legal, valid and binding obligation of OMNICELL enforceable in accordance with its terms.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute (i) a violation or default of any material statute, rule, or decree of any court, administrative agency or governmental body to which OMNICELL is subject, or (ii) a material default with respect to any material indenture, loan agreement or other agreement to which OMNICELL is bound.

(e) All documents relating to the Assigned Service Agreement, to which OMNICELL is a party or by which it is bound will be genuine, legal, valid, and binding obligations of OMNICELL.

(f) In all documents where OMNICELL is responsible for obtaining the Customer’s signature, the signature of the named Customer is, to the best of OMNICELL’s knowledge, genuine, and the individual signing on behalf of the Customer holds the office set forth below his signature.

(g) OMNICELL will (i) honor any agreements made or warranties given by OMNICELL under the Assigned Service Agreement to any Customer in connection with such Assigned Service Agreement, and (ii) will service and maintain the System in accordance with any agreements made or warranties given by OMNICELL in connection with any Transaction (including, without limitation, any applicable downtime protection agreements), if the failure to so service and maintain will give the Customer the right to terminate the applicable Lease, return the System or avoid liability for any obligations otherwise owing to GE under such Lease; provided that, in all cases, such agreements or warranties are in writing and duly executed.  GE’s remedies under applicable law for any breach by OMNICELL under this Section 14A(g) shall be in addition to any remedy that might be available under Section 16 or Section 19 hereof.  In the event a Lease is terminated and the System is returned as described in subpart (ii) above, such System may be remarketed pursuant to Section 16 and any avoided liabilities shall be deemed defaulted lease payments in the calculation of Net Book Value under Section 16.

(h) OMNICELL has not received and kept any rent or other monies from any Customer in respect of any Assigned Service Agreement (other than any required down payments) which is owed to GE and OMNICELL will immediately remit any funds owed to GE which it may receive.

(i) Neither OMNICELL nor its agents have participated in or have any knowledge of any fraudulent act in connection with such Assigned Service Agreement.

(j) All credit or other information, reasonably relevant to a credit decision concerning the Customer, known to OMNICELL and which can be lawfully provided by OMNICELL to GE was disclosed to GE.

(k) As of the date hereof, there are no suits or proceedings pending or, to the knowledge of OMNICELL, threatened in any court or before any regulatory commission, or other administrative or governmental agency against or affecting OMNICELL which is reasonably likely to materially impair OMNICELL’s ability to perform its obligations hereunder or in connection with any Assigned Service Agreement.

(l) All sales, use, or property taxes applicable to the services assessed or imposed prior to the time GE pays the applicable purchase price for payments under an Assigned Service Agreement, will have been paid or will be timely remitted by OMNICELL to the appropriate taxing authority, and OMNICELL will on request provide GE with proof of such payment as promptly as possible.

(m) The financial statements of OMNICELL delivered to GE from time to time fairly present the financial position of OMNICELL as of the dates thereof and the results of operations of OMNICELL for the periods covered thereby, all in conformity with generally accepted accounting principles applied on a consistent basis.

(n) If OMNICELL is a private company, OMNICELL will provide written notice of a material change in a material portion of its stock or asset ownership.”

(d)           A new Section 14B shall be added to read as follows:

Section 14B:

“14B.      COVENANT OF OMNICELL REGARDING SERVICE AGREEMENTS.  In the event that an Assigned Service Agreement is terminated prior to expiration of the stated term of such Assigned Service Agreement, as a result of a Service Agreement Termination Event (defined below), then OMNICELL shall, not more than 30 days after written notice from GE, repurchase the Remaining Unearned Payments (defined below) from GE for a purchase price equal to the Remaining Unearned Payments originally purchased by Purchaser with each such payment discounted to its present value from the date thereof to the date of the repurchase by OMNICELL at the applicable Standard Rate (the “Repurchase Price”).  Upon receipt of the Repurchase Price, GE will pass title to such Remaining Unearned Payments to OMNICELL free and clear of all liens attributable to GE, and reassign any financing statements related thereto. “Remaining Unearned Payments” means payments under Assigned Service Agreements to the extent that: (i) such payments would have come due if not for the early termination of the applicable Assigned Service Agreement, (ii) such payments have not been paid by Customer as of the date of such repurchase by OMNICELL, and (iii) OMNICELL is no longer obligated to perform the obligations relating to such payments.  “Service Agreement Termination Event” means the early termination of a Lease as a result of:  (A) an upgrade or early termination as contemplated by Section 10 or (B) the failure of a Customer to pay GE any amounts owed GE within sixty (60) days after the applicable due date.”

(e)           The following sentence shall be added at the end of Section 18 of the Program Agreement:  “Notwithstanding anything in this Agreement to the contrary, OMNICELL shall not be required to indemnify GE for any failure to collect rental payments under any Lease due to the insolvency, bankruptcy, or financial inability to pay of any Customer.”

(f)            The following sentence shall be added at the end of Section 5 of the Program Agreement:  “Upon payment of the Purchase Price by GE, GE shall be deemed to have received the Final Document Package in form and substance satisfactory to GE.”

(g)           The following sections of the Program Agreement are deleted in their entirety: Section 14(q) and (r).

(h)           Exhibit F to the Program Agreement is amended and restated in its entirety as set forth in the new Exhibit F attached hereto.

3.             True Sale and Not a Loan.  Each party further covenants and agrees that it shall treat the sale from the Seller to the Purchaser of the Lease receivables as a true sale for all purposes, and not as a loan.

4.             No Prior Assignment.  By signing below, each party further represents and warrants to each other party that it has not assigned any of its rights or obligations under the Program Agreement and that it has the power and authority to execute this Amendment.

5.             Effect of Amendment.   This Amendment shall become effective retroactively as of June 4, 1999.  The Program Agreement shall terminate on June 3, 2004, unless otherwise agreed by the parties in writing.

6.             Miscellaneous.  Except as expressly amended pursuant hereto, the Purchase Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.  The parties’ execution and delivery of, or acceptance of, this Amendment and any other documents and instruments in connection herewith shall not be deemed to create a course of dealing or otherwise create any express or implied duty by the parties to provide any other or further amendments, consents or waivers in the future.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

OMNICELL, INC.		GENERAL ELECTRIC CAPITAL COPORATION

By:	/s/ Dennis Wolf	By:	/s/ Daniel Morse
Name:	Dennis Wolf	Name:	Daniel Morse
Title:	Executive Vice President of Operations, Finance and Administration & CFO	Title:	Senior VP SVP-Global Risk Manager

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EXHIBIT “F”

BILL OF SALE

Omnicell, Inc. (“Seller”) in consideration of:

paid by General Electric Company (“Buyer”), receipt of which is acknowledged, hereby grants, sells, transfers and delivers to the Buyer: (i) Supplement to Rental Agreement No.                  , (the “Supplement”), between Seller and the customer named below (“Lessee”), (ii) the related Master Rental Agreement No.     , between Seller and Lessee, to the extent incorporated into the Supplement, and (iii) the OmniCell System or Sure-Med System equipment (“Equipment”), as described below:

Master Rental Agreement Number:

Master Rental Agreement Date:

Supplement to Rental Agreement:

Customer Name:

Buyer shall have all rights and title to the Equipment, but shall have no rights in any related software.

Seller warrants and represents to Buyer that the title to be conveyed is good, its transfer is rightful and the Equipment is, has been, or shall be delivered free from any interest or other lien or encumbrance, other than (a) the interest of Lessee under the Supplement to Rental Agreement and (b) the interest of Seller under that certain Program Agreement, executed as of June 4, 1999, and June 7, 1999, by Seller and Buyer, respectively, as amended from time to time.

IN WITNESS WHEREOF, Buyer and Seller have executed this Bill of Sale this                 day of                   .

Seller:	Buyer:

OMNICELL, INC.	GENERAL ELECTRIC CAPITAL CORPORATION

By:	By:

Title:	Title:

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